CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANT

I hereby consent to the inclusion of my Auditors' Report, dated October 30, 2019 on the financial statements of Excellerant, Inc. as of September 30, 2019 and for the period from May 30, 2019(inception) to September 30, 2019 in the S-1 Registration Statement. I also consent to application of such report to the financial information in the Registration Statement, when such financial information is read in conjunction with the financial statements referred to in our report. Further I consent to being named as an as an “expert” in auditing and accounting in the registration statement.

/s/ AJ Robbins CPA, LLC

Denver, Colorado

November 20, 2019